Exhibit 99.1

For Immediate Release	CONTACT: Blaine Davis (610) 459-7158

Endo Announces Resignation of Board Member

CHADDS FORD, PA, December 1, 2008 -Endo Pharmaceuticals (NASDAQ: ENDP) announced today the resignation of George F. Horner, III as a member of the company’s board of directors. Mr. Horner has been a director of Endo since August 2006 and has resigned to pursue other business opportunities. The resignation will be effective January 1st, 2009.

“The board and I greatly appreciate George’s contributions to Endo’s growth and success and wish him well in his future endeavors,” said David Holveck, president and chief executive officer of Endo.

Endo Pharmaceuticals will immediately begin the search for a new member to join the board of directors.

About Endo

Endo Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development, sale and marketing of branded and generic prescription pharmaceuticals used primarily to treat and manage pain. More information, including this and past press releases of Endo Pharmaceuticals is available at www.endo.com.